UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 7, 2005

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	000-29278	75-2640529
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10611 Harwin Drive, Suite 402, Houston, Texas		77036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  713-988-9252

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

In connection with the acquisition of certain penta assets from Basic Chemicals Company, LLC, we entered into an asset purchase agreement and signed a $10 million promissory note.  Additional information respecting the asset purchase agreement and the promissory note is included in item 2.01 of this Form 8-K, and is incorporated by reference in this item.

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

On June 7, 2005 we purchased certain penta assets from Basic Chemicals Company, LLC, a wholly-owned subsidiary of Occidental Chemical Company.  Penta is used by wood treating companies to treat utility poles to protect them from attack by mold, mildew, fungus and insects.  The purchased assets included penta product registrations and data, penta manufacturing equipment, and certain other assets.  The penta assets were acquired by Basic Chemicals Company from Vulcan Materials Company immediately prior to our purchase of them.  The penta assets were acquired by Basic Chemicals Company as part of a larger purchase by of the chemicals business of Vulcan Materials Company.  Basic Chemicals Company chose not to continue in the penta business, and sold certain penta assets to us.

The purchase price was $13 million, payable $3 million in cash at closing and a $10 million promissory note.  The promissory note is payable in five equal annual principal installments of $2 million plus interest at 4% per annum.  The first installment is payable on the anniversary of the closing, and subsequent installments are payable on the same date each year thereafter until the promissory note is paid.  In addition, we purchased penta inventory on hand at the closing for $431 thousand.  Information set forth in items 2.01 and 2.03 of this Form 8-K is qualified by the Asset Purchase Agreement and the Promissory Note entered into in connection with the purchase, which are filed as exhibits.

The penta registrations acquired in the transaction are for the United States and Canada, and they complement our existing registrations.  Although we believe our penta manufacturing capacity in Mexico is sufficient at present, some of the purchased equipment may be used to ensure that any increase in demand can be satisfied.  We estimate that additional penta sales will increase net revenue by over $3 million annually.  We expect that the increased throughput at our penta plant will lower unit costs.  We estimate that the combined effect of greater revenue and lower unit costs will increase gross profit by over $3.8 million in fiscal 2006.

Item 2.03 Creation of a Direct Financial Obligation

In connection with the acquisition of certain penta assets from Basic Chemicals Company, LLC, we signed a $10 million promissory note.  Additional information respecting the promissory note is included in item 2.01 of this Form 8-K, and is incorporated by reference in this item.

On June 7, 2005, we amended our existing term and revolving loan agreements with Wachovia Bank, National Association, which had earlier acquired our former lender, SouthTrust Bank.  The Fifth Amendment to Term Loan Agreement and the Tenth Amendment to Revolving Loan Agreement eliminate the requirement that we maintain a minimum tangible net worth, and eliminate the requirement that we maintain an agreed ratio of liabilities to tangible net worth.  In addition, the amendments revised our required coverage ratio of debt to earnings before interest, taxes, and depreciation.  The revised requirement is that our coverage ratio of funded debt to earnings before interest, taxes, and depreciation be not greater than 3.0 to 1.0 as of July 31, 2005 and October 31, 2005, and not greater than 2.75 to 1.0 as of January 31, 2006 and at all times thereafter.  Information set forth in items 2.03 of this Form 8-K is qualified by the Fifth Amendment to Term Loan Agreement and Tenth Amendment to Revolving Loan Agreement, which are filed as exhibits.

Section 9 – Financial Statements and Exhibits

(c)  Exhibits.  The following exhibits are filed herewith:

10.24                       Fifth Amendment to Term Loan Agreement with Wachovia Bank, National Association dated June 7, 2005 filed as Exhibit 10.24 to the company’s report on Form 8-K filed June 13, 2005.

10.25                       Tenth Amendment to Revolving Loan Agreement with Wachovia Bank, National Association dated June 7, 2005 filed as Exhibit 10.25 to the company’s report on Form 8-K filed June 13, 2005.

10.26                       Asset Purchase Agreement dated June 7, 2005 between the company and Basic Chemicals Company, LLC. filed as Exhibit 10.26 to the company’s report on Form 8-K filed June 13, 2005.

10.27                       Promissory Note dated June 7, 2005 between the company and Basic Chemicals Company, LLC. filed as Exhibit 10.27 to the company’s report on Form 8-K filed June 13, 2005.

99.1                         Press release of the Company dated June 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ John V. Sobchak	Date: June 13, 2005
John V. Sobchak,
Chief Financial Officer